Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Peraso Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 4,450,000 shares of common stock of Peraso Inc. of our report dated March 18, 2021, relating to the consolidated financial statements of Peraso Inc. (formerly known as MoSys, Inc.) as of December 31, 2020 which appears in the Annual Report on Form 10-K of Peraso Inc. filed with the Securities and Exchange Commission on March 18, 2021.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
January 7, 2022